Exhibit 10.9
AMENDMENT NO. 1
TO
AMENDED AND RESTATED MANAGEMENT AGREEMENT
     This Amendment No. 1 (the “Amendment”) to the Amended and Restated Management Agreement, dated January 15, 2007 (the “Agreement”), by and between InfraSource Services, Inc., a Delaware corporation (the “Company”) and Terence R. Montgomery (“Executive”) is made effective as of, and contingent upon, the effective time of the merger contemplated by the Agreement and Plan of Merger dated as of March 18, 2007 entered into by and among Quanta Services, Inc., a Delaware corporation (“Parent”), Quanta MS Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company (the “Merger Agreement”).
WITNESSETH:
     WHEREAS, the Company and Executive have previously entered into the Agreement.
     WHEREAS, the Company and Executive now wish to amend the Agreement to comply with Section 409A of the Internal Revenue Code of 1986, as amended.
     NOW, THEREFORE, in consideration of the mutual promises, terms, covenants, and conditions set forth herein and the performance of each, it is hereby agreed as follows:
     Section 1. Amendments. The Company and Executive hereby amend the Agreement by restating Sections 4(d), 5(c)(i)(A), 5(c)(i)(B), and 5(d)(i)(B) in their entirety, and adding the new Sections 20 and 21 as follows:
     4. Salary; Incentive Bonus; Reimbursement of Expenses; Other Benefits.
     “(d) Reimbursement of Expenses. The Company shall pay or reimburse Executive, in accordance with its normal policies and practices, for all reasonable travel and other out-of-pocket expenses incurred by Executive in performing his obligations under this Agreement. Any such reimbursement shall be paid no later than thirty (30) days following the Executive’s separation from service. In no event shall Executive be reimbursed under this Agreement for expenses incurred after Executive’s separation from service.”
     5. Termination of Employment.
     (c) Termination of Executive for Good Reason or by the Company other than as a Result of Executive’s Death or Disability or other than for Cause.
     (i)
     “(A) Payment in cash of an amount equal to any unpaid bonus for a year prior to the year of termination, plus the pro-rated share (based on Executive’s period of actual employment during the year of Termination) of Executive’s target bonus under the AICP, such payment to be made on the date such awards are normally paid to

Company’s executive officers for the year in which such termination occurs and in accordance with the Company’s normal payroll practices and procedures (and no part shall be contributed to a retirement or deferred compensation mechanism); provided that any such payment is made no later than March 15 of the year following the year of termination.”
     “(B) Cash severance payments equal in the aggregate to two (2) times the sum of (i) Executive’s Base Salary at the time of termination and (ii) Executive’s target bonus under the AICP for the year in which such termination occurs. The Base Salary component of the severance payment shall be payable in twenty-four (24) equal monthly installments beginning at the end of the first full month following termination of employment; provided that for purposes of Section 409A (as defined in Section 18, below), each monthly payment shall be considered a separate payment. The AICP component of the severance payment shall be considered a separate payment for purposes of Section 409A and shall be payable on the date that the Company normally pays AICP bonuses to executive officers for the year in which termination occurs. Notwithstanding the foregoing, the amount of the cash severance payments that do not exceed two times the lesser of (i) Executive’s annual Base Salary plus Executive’s target bonus under the AICP for the year preceding the year in which Executive incurs a separation from service, or (ii) the maximum dollar limits under Section 401(a)(17) of the Code for the year in which Executive incurs a separation from service (i.e., for 2007, $225,000) shall be considered a separate payment for purposes of Section 409A of the Code (the “Safe Harbor Severance Amount”) and shall be payable in monthly installments as provided above. The excess of the aggregate cash severance payments described in this Section that are payable during the first six months following Executive’s separation from service over the Safe Harbor Severance Amount shall be paid on the first business day of the seventh month following the Executive’s separation from service. The cash severance payments that are payable following after the first six months following Executive’s separation from service shall be payable in monthly installments as provided above.”
     (d) Termination in Connection with a Change in Control Transaction.
     (i)
     “(B) Cash severance payments equal in the aggregate to two (2) times the sum of (i) Executive’s Base Salary at the time of termination and (ii) Executive’s target bonus under the AICP for the year in which such termination occurs. The cash severance payments shall be payable following such termination on the eighth day following the date on which Executive executes the “Release” (as defined in Section 5(c)(i), and including the Notice of Resignation attached as an Exhibit thereto); provided that Executive has not revoked the Release during the seven-day period following the date on which such Release was executed and in accordance with the Company’s normal payroll practices and procedures. Notwithstanding the foregoing, the amount of the cash severance payment that does not exceed two times the lesser of (i) Executive’s annual Base Salary plus Executive’s target bonus under the AICP for the year preceding the year in which Executive incurs a separation from service, or (ii) the maximum dollar limits under Section 401(a)(17) of the Code for the year in which Executive incurs a separation from service (i.e., for 2007, $225,000) shall be considered a separate payment for purposes of Section 409A of the Code (the “Safe Harbor Severance Amount”) and shall be payable following such termination on the eighth day following the date on which Executive executes the Release; provided that Executive has not revoked the Release during the seven-day period following the date on which such Release was executed. The excess of the aggregate cash severance payment described in this Section over the Safe Harbor Severance Amount shall be paid on the first business day of the seventh month following the Executive’s separation from service if and only if Executive has executed (and not revoked) the Release.”
     “(D) Continuation of Executive’s medical and health insurance benefits for a period equal to the lesser of (i) twenty-four (24) months, and (ii) the period ending on the date Executive first becomes entitled to medical and health insurance benefits under any plan maintained by any person for whom Executive provides services as an employee or otherwise. Notwithstanding the foregoing, any medical and health benefits provided to Executive following the period during which Executive is entitled to continuation coverage under Section 4980B of the Internal Revenue Code (COBRA) shall be subject to and paid in accordance with the requirements of Section 409A.”
     “20. Termination. The Company acknowledges that Executive has given notice as required by the Agreement of his intent to terminate employment for Good Reason (as defined in the Agreement) upon the Effective Time (as such term is defined in the Merger Agreement). The Company hereby agrees that Executive has Good Reason to terminate employment hereunder. The Company hereby agrees that Executive’s termination shall be deemed to be a “Termination in Connection with a Change in Control Transaction” in accordance with Section 5(d) of this Agreement and, subject to Executive executing (and not revoking) the Release and abiding by the non-competition provision set forth in Section 6(b), Executive shall receive the benefits set forth in Section 5(d).”
     “21. Parachute Payments.
     (a) If any amount paid or payable to Executive from the Company is (or would be but for this Section) subject to excise tax (“Excise Tax”) under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), and if, but only if, the Net Parachute Amount (as defined below) is less than the Net Capped Amount (as defined below), Executive’s entitlements under this Agreement may be reduced at the election of the Executive, as further provided below, by an amount such that the value of all Parachute Payments is equal to and does not exceed the Cap (as defined below). For purposes of this letter:
     (i) the “Net Parachute Amount” is (A) Executive’s aggregate “parachute payments,” as defined under the Code (“Parachute Payments”) minus (B) the sum of (i) the aggregate net income taxes (in all applicable jurisdictions) on the Parachute Payments (“Income Taxes”) and (ii) the Excise Tax, and

     (ii) the “Net Capped Amount” is (C) three times Executive’s “Base Amount” as defined under Section 280G of the Code minus one hundred dollars ($100.00) (the “Cap”), minus (D) the Income Taxes thereon (the “Net Capped Amount”).
     (b) If Executive’s entitlements under the Management Agreement are to be reduced pursuant to Section (a) above, Executive shall have full authority to determine the type and amount of the entitlements which shall be reduced so that such entitlements do not exceed the Cap, but only if and to the extent such discretion does not violate Section 409A of the Code.
     (c) The Net Parachute Amount and the Net Capped Amount, shall be determined by an accounting firm that is (i) nationally recognized in the United States, (ii) selected by the Company and reasonably acceptable to Executive, and (iii) is not serving as the Company’s independent auditor at the time such determination is made (the “Accounting Firm”). The Accounting Firm shall provide any other calculations reasonably necessary to enable Executive to make the election described above. The Company shall bear the expense of the Accounting Firm. Executive and the Company agree to supply the Accounting Firm with all financial and tax information necessary to determine such amounts.”
     Section 2. Defined Terms. Except as otherwise expressly provided herein, any capitalized term used in this Amendment that is not defined herein has the meaning ascribed to such term in the Agreement.
     Section 3. No Other Amendment. Except as otherwise expressly provided in this Amendment, all terms, conditions and provisions of the Agreement are hereby ratified and remain in full force and effect.
     Section 4. Governing Law; Dispute Resolution. This Amendment and the legal relations thus created between the parties hereto shall be governed by and construed under and in accordance with the laws of the State of Delaware. The parties hereto agree that any dispute arising as to the parties’ rights and obligations hereunder, shall, at the election and upon written demand of either party, be submitted to arbitration before a single arbitrator in Wilmington, Delaware under the National Rules for the Resolution of Employment Disputes of the American Arbitration Association.
     Section 5. Entire Agreement. This Amendment, together with the Agreement, sets forth the entire agreement and understanding of the parties relating to the subject matter herein. No modification of or amendment to this Amendment, nor any waiver of any rights under this Amendment, shall be effective unless given in a writing signed by the party to be charged. This Amendment is effective as of, and contingent upon, the occurrence of the Effective Time and shall be null and void if the Effective Time does not occur.
     Section 6. Counterparts. This Amendment may be executed originally or by facsimile signature, in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument
[Signature Page Follows]

EXECUTED as of the date set forth above.

INFRASOURCE SERVICES, INC.
By:	/s/ DAVID R. HELWIG
	Name:	David R. Helwig
	Title:	Chief Executive Officer, President and Chairman of the Board

EXECUTIVE
/s/ TERENCE R. MONTGOMERY
Terence R. Montgomery

ACKNOWLEDGED AND AGREED ON BEHALF OF QUANTA SERVICES, INC.

By:	/s/ JOHN R. COLSON

Name:	John R. Colson
Title:	Chief Executive Officer

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